Exhibit 99.1

PRIMEDIA Acquires Majority Interest in Automotive.Com

Transaction Expected to Drive Significant Growth by Combining Automotive.com’s Strength in Lead Generation and Search Engine Optimization with PRIMEDIA’S Auto Brands, Content, and Advertising Sales Expertise

New York, NY, November 15, 2005 – PRIMEDIA Inc (NYSE:PRM) today announced that it has acquired a majority stake in Automotive.com, the premier automotive lead generation business serving new car buyers.  As part of the transaction, PRIMEDIA has contributed the valuable assets associated with its 55 automotive Internet sites to Automotive.com.

The purchase price for the majority interest was $72.5 million in cash for the initial 80% stake and the remaining 20% will be acquired no later than early 2010 with the price contingent on the incremental earnings generated by Automotive.com.  Following this acquisition, PRIMEDIA’s net debt, including preferred securities and expressed as a multiple of Segment EBITDA will be down 1.2 times from the beginning of 2005.

With this transaction, PRIMEDIA gains an immediate leadership presence in the lead generation marketplace—with significant growth potential—and opens new synergies and revenue opportunities for its portfolio of established automotive brands.  This transaction also furthers PRIMEDIA’s ability to service auto enthusiasts and marketing partners alike through the reach and efficiency of the Internet.  Online spend in the automotive category is now estimated to be $1 to 2 billion and climbing at an impressive rate of more than 25% per year.

Automotive.com has quickly built one of the largest sourcing networks of any car buying Web site.  Automotive.com and its related websites average 34 million page views and 12 million visitors per month and has had steady year over year revenue growth.

PRIMEDIA’s automotive online presence now holds an unmatched collection of 55 content sites associated with the most recognizable brands in the automotive industry among which are, Intellichoice.com, MotorTrend.com, Lowrider.com, Automobilemag.com and Hotrod.com.  PRIMEDIA’s automotive related websites are averaging 38 million page views and 9 million visitors per month. These content sites will be run as part of Automotive.com under the leadership of Josh Speyer, CEO of Automotive.com who will continue as CEO of the combined business.

“We’re leveraging the strong positions of PRIMEDIA’s renowned auto brands, content-rich auto sites and advertising sales expertise with Automotive.com’s powerful technology and Internet-marketing practices.  These are two very complementary businesses coming together to bring a new level of value for the consumer and the automotive marketplace,” said Dean Nelson, chairman, CEO and president, PRIMEDIA.  “Under the leadership of Josh Speyer and Jason Phillips, Automotive.com has quickly become a very profitable lead generation engine.  This marks another major step by PRIMEDIA to enter the Internet transactional space by combining with a leader in the most profitable sector of the automotive Internet lead generation business.”

Josh Speyer added, “There is great mutual benefit that comes with this union.  PRIMEDIA has the portfolio of venerable auto brands, trusted content and relationships with marketing partners.  Automotive.com brings a legacy of expertise in search engine marketing, search engine optimization and a technology platform that has been proven to drive increased traffic and to ultimately monetize that traffic into high quality automotive lead generation.  Through unparalleled resources and content, we are creating a best of breed product for the automotive industry.

“Our business grows because the leads we generate streamline the buying process and convert to sales.  PRIMEDIA enables users to refine their search through access to extensive content and will further boost the quality of our leads.  At the same time, we can increase impressions and create pathways that drive even more traffic to PRIMEDIA’s popular auto sites.”

Tri-Artisan Partners LLC served as exclusive financial advisor to Automotive.com and Latham & Watkins LLP served as its legal counsel.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States. With 2004 revenue of $1.1 billion, its properties comprise over 135 brands that connect buyers and sellers through print publications, websites, events, newsletters and video programs in three market segments:

•                  Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 120 publications, 115 websites, 100 events, 10 TV programs, 340 branded products, and has such well-known brands as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

•                  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 49,000 locations.

•                  Education includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Interactive Medical Network, a continuing medical education business.

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CONTACT:

Josh Hochberg, Sloane & Company: 212-446-1892

Eric Leeds, PRIMEDIA, Investor Relations: 212-745-1885